Exhibit 8.1

Dentons US LLP 2000 McKinney Avenue Suite 1900 Dallas, TX 75201-1858 United States dentons.com

October 7, 2021

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

Ladies and Gentlemen:

These opinions are delivered to you in our capacity as counsel to American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Operating Partnership”), and American Campus Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration of $400,000,000 aggregate principal amount of the Operating Partnership’s 2.250% Notes due 2029 under the Securities Act of 1933, as amended, under the Registration Statement, which was filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) on April 29, 2021, which Notes are fully and unconditionally guaranteed by the Company pursuant to a Guarantee, dated April 2, 2013. These opinions relate to the Company’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering the following opinions, we have examined the Articles of Incorporation and Bylaws of the Company and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

We have relied upon the factual representations of officers of the Company that the Company has been and will be owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

HPRP ▶ Zain & Co. ▶ Delany Law ▶ Dinner Martin ▶ Maclay Murray & Spens ▶ Gallo Barrios Pickmann ▶ Muñoz ▶ Cardenas & Cardenas ▶ Lopez Velarde ▶ Rodyk ▶ Boekel ▶ OPF Partners ▶大成

American Campus Communities, Inc. October 7, 2021 Page 2	dentons.com

Based upon and subject to the foregoing and the assumptions, qualifications and factual matters in the Registration Statement, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

1.	The Company has met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 2004.

2.

The diversity of equity ownership, operations through the date of this opinion and proposed method of operation should allow the Company to qualify as a REIT for the taxable year ending December 31, 2021.

We express no opinion with respect to the transactions described herein other than those expressly set forth herein. The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. Dentons US LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of the Company and the entities in which the Company owns interests, the sources of their income, the nature of their assets, the level of distributions to shareholders and the diversity of share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Additionally, you should recognize that our opinions are not binding on the Internal Revenue Service (the “IRS”) and that the IRS may disagree with the opinions contained herein.

We consent to the filing of this opinion as an exhibit to the Form 8-K, filed with the Commission on or around October 7, 2021. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Sincerely, /s/ Dentons US LLP DENTONS US LLP